UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

 DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	73-1356520
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5330 East 31st Street Tulsa, Oklahoma	74135
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Right to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A originally filed by Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on May 18, 2011 and amended on February 21, 2012 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement (the “Rights Agreement”), dated as of May 18, 2011 and amended as of February 17, 2012, between the Company and Computershare Trust Company, N.A., as the Rights Agent (the “Rights Agent”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

In connection with the expected execution of the Agreement and Plan of Merger, dated as of August 26, 2012 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Hertz Global Holdings, Inc., a Delaware corporation (“Parent”), HDTMS, Inc., a Delaware corporation (“Merger Sub”), and the Company, the Company and the Rights Agent entered into a second amendment to the Rights Agreement, effective as of August 26, 2012 (the “Amendment”). The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger (as defined in the Merger Agreement), the Offer (as defined in the Merger Agreement), the Merger Agreement and the transactions contemplated thereby. The Amendment provides that the execution and delivery of the Merger Agreement, or the consummation of the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement, will not be deemed to result in either Parent or Merger Sub or any of their respective affiliates or associates becoming an “Acquiring Person.” In addition, the Amendment provides that none of a “Share Acquisition Date,” a “Distribution Date,” a “Flip-in Event” or a “Flip-over Event” shall occur, and that “Rights” will not separate from shares of the Company’s Common Stock, in each case, by reason of the execution and delivery of the Merger Agreement, or the consummation of the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement. The Company shall notify the Rights Agent via electronic mail of the execution and delivery of the Merger Agreement promptly thereafter.

The Amendment also provides that the Rights will become exercisable in whole or in part at any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24  of the Rights Agreement and, (iv) the time immediately prior to the acceptance for payment and payment for any shares of the Company’s Common Stock tendered pursuant to the Offer (such time, the “Acceptance Time”), but only if the Acceptance Time shall occur.

Additionally, the Amendment provides that upon the Acceptance Time, the Rights Agreement will terminate, if it has not otherwise terminated, without further force or effect and none of the parties to the Rights Agreement nor the holders of the Rights will be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person; except that Section 18(a) of the Rights Agreement will survive such termination.  If the Merger Agreement is terminated, the changes to the Rights Agreement pursuant to the Amendment will be of no further force and effect.

Miscellaneous

The Rights Agreement, the First Amendment to Rights Agreement and the Amendment are filed as Exhibits 1, 2 and 3, respectively, to this Amendment No. 2 to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.
Exhibit No.	Description

1
Rights Agreement, dated as of May 18, 2011, between the Company and the Rights Agent, which includes the Form of Rights Certificate as Exhibit A and the Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit C (previously filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on May 18, 2011).

2
First Amendment to Rights Agreement, dated as of February 17, 2012, by and between the Company and the Rights Agent (previously filed as Exhibit 2 to Amendment No.1 to the Company’s Registration Statement on Form 8-A filed on February 21, 2012).

3	Second Amendment to Rights Agreement, dated as of August 26, 2012, by and between the Company and the Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

Date: August 27, 2012	By:	/s/ H. CLIFFORD BUSTER III
	Name:	H. Clifford Buster III
	Title:	Senior Vice President, Chief Financial Officer and Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1
Rights Agreement, dated as of May 18, 2011, between the Company and the Rights Agent, which includes the Form of Rights Certificate as Exhibit A and the Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit C (previously filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on May 18, 2011).

2
First Amendment to Rights Agreement, dated as of February 17, 2012, by and between the Company and the Rights Agent (previously filed as Exhibit 2 to Amendment No.1 to the Company’s Registration Statement on Form 8-A filed on February 21, 2012).

3	Second Amendment to Rights Agreement, dated as of August 26, 2012, by and between the Company and the Rights Agent.